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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated March 18, 1998, appearing in the 1997 Annual Report to Shareholders of Applied Analytical Industries, Inc., which is incorporated by reference in Applied Analytical Industries, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997, as amended. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears in such Annual Report on Form 10-K, as amended. We also consent to the reference to us under the heading "Experts" in such Prospectus.


                                             /s/ Price Waterhouse LLP

June 26, 1998